Exhibit 10.06(b)

EQT CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT (FOR NON-EMPLOYEE DIRECTORS)
Non-transferable
G R A N T T O
_____________________________________
(“Grantee”)
DATE OF GRANT: _______
(“Grant Date”)
by EQT Corporation (the “Company”) of [______________] restricted stock units, consisting of (i) [_______] restricted stock units that will be settled through the delivery of shares of the Company’s common stock ( “Common Stock”, and such restricted stock units, the “Share‑Settled RSUs”)) and (ii) the right to receive a cash payment equal to the value of [__________] shares of Common Stock (such restricted stock units, the “Cash-Settled RSUs”), pursuant to and subject to the provisions of the EQT Corporation 20[__] Long-Term Incentive Plan (as amended from time to time, the “Plan”), and the terms and conditions set forth in this award agreement (this “Agreement”).
By accepting the Restricted Stock Units awarded under this Agreement, Grantee shall be deemed to have (i) acknowledged receipt of the Restricted Stock Units granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement and the Plan) and copies of this Agreement and the Plan, and (ii) agreed to be bound by all the provisions of this Agreement and the Plan.
TERMS AND CONDITIONS
1.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)
“Qualifying Change of Control” means a Change of Control (as then defined in the Plan) unless (i) Grantee’s Restricted Stock Units are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee) or (ii) the Company is the surviving entity of the Change of Control.

(b)	“Qualifying Termination” means the Grantee ceases to serve as member of the Company’s Board for any reason other than a voluntary resignation by the Grantee.

(c)
“Restricted Stock Units” means collectively, the Cash-Settled RSUs and the Share-Settled RSUs, together with any additional restricted stock units accumulated from dividend equivalents in accordance with Section 4 of this Agreement.

(d)	“Service” shall mean the Grantee’s service as a member of the Company’s Board.

(e)	“Vesting Date” is defined in Section 2 of this Agreement.
2.    Vesting of Restricted Stock Units. The Restricted Stock Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual shares of Common Stock until and unless they are settled into shares of Common Stock. Grantee shall have no right to exchange the Restricted Stock Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Restricted Stock Units and any future rights to benefits.
Except as may be otherwise determined by the Board, the Restricted Stock Units will fully vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)	The date of the Company’s annual shareholder meeting; provided Grantee has continued Service through such date;

(b)	A Qualifying Change of Control, provided Grantee has continued Service through such date; or

(c)	The Grantee’s Qualifying Termination.
Except as provided above or as may be otherwise provided under any written agreement between Grantee and the Company, if any, in the event Grantee’s Service terminates for any other reason other than a Qualifying Termination, unless otherwise determined by the Board, all of Grantee’s Restricted Stock Units will immediately be forfeited without further consideration or any act or action by Grantee or the Company.
3.    Form and Time of Payment; Withholding; Deferrals.

(a)
Generally. Subject to Section 3(d), the “Payment Date” for Restricted Stock Units vesting pursuant to Section 2 shall be a date selected by the Company that is within the thirty (30) days period following the applicable Vesting Date.

(b)
Settlement. Except as otherwise set forth in Section 3(d) hereof, each vested Share‑Settled RSU shall be paid on the Payment Date through delivery of one (1) share of Common Stock and each vested Cash-Settled RSU shall be paid through a cash payment equal to the Fair Market Value per share of the Company’s Common Stock as of the business day immediately preceding the applicable Vesting Date; provided, however, that, subject to any applicable limitations under the Plan, the Committee may determine, in its discretion and for any reason, that some or all of the Cash-Settled RSUs will be paid in whole or in part in shares of Common Stock equal to one share of Common Stock for each such Cash‑Settled RSU of Restricted Stock Units then vesting (or portion thereof determined by the Committee).

(c)
Withholding. If, and to the extent, required by applicable law, the Company may withhold sufficient shares of Common Stock and/or cash to be delivered on the Payment Date in respect of the vested Restricted Stock Units to satisfy any withholding obligations of the Company pursuant to the Plan.

(d)
Deferrals. The Grantee may elect, subject to the terms and conditions of the EQT Corporation 2005 Directors’ Deferred Compensation Plan, as may amended from time to time (the “DDCP”), to defer the distribution of all or any portion of the Restricted Stock Units that would otherwise be paid to the Grantee hereunder (any Restricted Stock Units so deferred, the “Deferred RSUs”). Upon the vesting of Deferred RSUs, the applicable number of Deferred RSUs shall be credited to a bookkeeping account established on the Grantee’s behalf under the DDCP and shall be distributed to the Participant in accordance with the Grantee’s deferral election and the terms and conditions of the DDCP. All Deferred RSUs shall, when vested, be considered “Phantom Stock” (as defined in the DDCP), and shall be subject to the terms and conditions of the DDCP as applicable to awards of Phantom Stock.

4.    Dividend Equivalents. If the Restricted Stock Units are outstanding on the record date for cash dividends or other distributions with respect to the Common Stock, then (i) if such dividends or distributions are paid on or before the Payment Date, the dollar amount or Fair Market Value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be converted into additional Restricted Stock Units of the same type (i.e., Share-Settled RSUs or Cash-Settled RSUs, as the Restricted Stock Units to which such dividends or distributions relate) in Grantee’s name, based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid, or (ii) if such dividends or distributions are paid after the Payment Date, Grantee shall receive a cash payment in respect of such dividends or distributions. Any additional Restricted Stock Units issuable pursuant to this Section 4 shall be subject to the same time-vesting conditions and transfer restrictions that apply to the Restricted Stock Units with respect to which they relate.
5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Restricted Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Except as provided in the Plan, the Restricted Stock Units may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.
6.    Limitation of Rights. The Restricted Stock Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Restricted Stock Units.
7.    Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan and such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem to be necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.
8.    Amendment. Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, the Plan and this Agreement may be amended to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.
9.    Successor. All obligations of the Company under the Plan and this Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.
11.    Notice. Except as may be otherwise provided by the Plan or determined by the Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Manager Compensation & Payroll.
12.    Dispute Resolution. Any dispute regarding the payment of benefits under this Agreement or the Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.
13.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to payment for an award under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections

83(a), 409A and 3121(v)(2) of the Code; and (ii) until the award is paid on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such award, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code.
14.    Plan and Company Information. Grantee may access important information about the Company and the Plan through the Company’s website. Copies of the Plan and Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then following the prompts to the Plan documents. Copies of the Company’s most recent Annual Report on Form 10‑K, Proxy Statement and other information generally delivered to the Company’s shareholders can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s Corporate Secretary.